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                          [CIMA Labs Inc. Letterhead]



August 6, 1996


Keith P. Salenger
112 Ridge View Lane
Doylestown, PA 18901

Dear Keith:

It is a pleasure to offer you the position of Chief Financial Officer and Vice President at CIMA Labs. You will report directly to me. The details of your offer is as follows:

1. Base Salary: $5,384.62 per pay period (bi-weekly) which is the equivalent of $140,000 annually.

2. Executive Bonus: Eligible to receive up to 40% of your salary as additional compensation based on the company performance meeting objectives and your performance meeting objectives.

3. Executive Severance: If within your first year of employment you are terminated without cause by the company, you will receive six months salary.

4. Stock Options: 40,000 shares of stock at an option price of $X.XXX per share subject to standard employee stock option requirements. The option price will be determined on the date the Stock Option Committee approves the action already agreed by the Board of Directors.

5.   Vacation: You will receive 4 weeks of vacation on an annual basis.

6. Moving Expenses: Relocation to the Minneapolis/St. Paul area according to the enclosed CIMA Moving Policy. In addition, you will receive a one time moving bonus of $25,000.00. As an exception to the Moving Policy, we will reimburse you for temporary living expenses for three months and will reimburse you for flights home every other weekend. You will also be reimbursed for two house-hunting trips.

This offer is contingent upon passing a physical we choose or agree to and upon completion of a drug testing. CIMA is a drug free environment.

Enclosed is a copy of the Summary of Company Provided Benefits and Medical and Dental Employee Benefit Costs. I am also providing you with a pack of information outlining the Medica Medical Insurance and the Guardian Dental/Life/AD&D/LTD Insurance.

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                                      -2-

Also enclosed is a copy of the CIMA Labs Inc. Employment Agreement for your signature.

Keith, we are very excited to have you join CIMA Labs. We believe we have some difficult challenges in front of us which you can help. I look forward to hearing your acceptance within the next week. Please sign and date in the space provided and fax back to me at 612-947-8770.

Sincerely,

/s/ John M. Siebert

John M. Siebert, Ph.D.

JMS:mmr
Enclosures

cc: Michele Roepke






SIGNED ACCEPTANCE:



/s/ Keith P. Salenger                        August 8, 1996
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Keith P. Salenger                                 Date